UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )
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MORGAN STANLEY CALIFORNIA INSURED MUNICIPAL INCOME TRUST
MORGAN STANLEY INSURED CALIFORNIA MUNICIPAL SECURITIES
MORGAN STANLEY INSURED MUNICIPAL BOND TRUST
MORGAN STANLEY INSURED MUNICIPAL INCOME TRUST
MORGAN STANLEY INSURED MUNICIPAL SECURITIES
MORGAN STANLEY INSURED MUNICIPAL TRUST
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SPECIAL VOTING INSTRUCTIONS FOR
PREFERRED SHAREHOLDERS
MORGAN STANLEY CALIFORNIA INSURED MUNICIPAL INCOME TRUST
MORGAN STANLEY INSURED MUNICIPAL BOND TRUST
MORGAN STANLEY INSURED MUNICIPAL INCOME TRUST
MORGAN STANLEY INSURED MUNICIPAL TRUST
With respect to Proposal No. 1 only, Preferred Shares held in “street name” as to which voting instructions have not been received as of one business day before the Special Meeting, or, if adjourned, one business day before the day to which the Special Meeting is adjourned, and that would otherwise be treated as “broker non-votes” may, pursuant to Rule 452 of the New York Stock Exchange, be voted by the broker on Proposal No. 1 in the same proportion as the votes cast by all holders of Preferred Shares of a Fund who have voted on Proposal No. 1. Rule 452 permits proportionate voting of Preferred Shares with respect to a particular item if, among other things, (i) a minimum of 30% of the Preferred Shares outstanding has been voted by the holders of such Shares with respect to such item and (ii) less than 10% of the Preferred Shares outstanding has been voted by the holders of such shares against such item. For the purpose of meeting the 30% test, abstentions will be treated as shares “voted” and, for the purpose of meeting the 10% test, abstentions will not be treated as shares “voted” against Proposal No. 1. Proportional voting will not be utilized for Proposal No. 1 unless the Common Shareholders approve Proposal No. 1.
Please retain this supplement for future reference.